Exhibit 10.13

Summary Description of
Named Executive Officer Compensation

On February 14, 2009, TETRA Technologies, Inc. (the “Company”), with the approval of its Board of Directors and as part of the Company’s current efforts to reduce costs and expenses, approved a general wage and salary reduction of 5% to 20% of base annual compensation rates.  As part of this general wage and salary reduction, the Management and Compensation Committee of the Board also approved salary reductions for the Company’s current officers who were identified as named executive officers in the Company’s 2008 proxy statement as follows:

Named Executive Officer	Title	Previous Base Salary	New Base Salary	Reduction (%)
Geoffrey M. Hertel	President and Chief Executive Officer	$500,000	$400,000	20%
Joseph M. Abell	Senior Vice President and Chief Financial Officer	$285,000	$242,250	15%
Stuart M. Brightman	Executive Vice President and Chief Operating Officer	$410,000	$348,500	15%
Raymond D. Symens	Senior Vice President	$325,000	$276,250	15%

The salary reductions became effective as of the pay period beginning on February 14, 2009. The base annual salaries of the above named officers may be reinstated at the discretion of the Board.

The Company has also adopted a claw-back program (the “Claw-back Program”) with regard to the wage and salary reductions. Under the Claw-back Program, which is subject to the discretion of the Board, employees of the Company as of December 31, 2009, including Messrs. Brightman, Abell and Symens, may receive from the Company between 30% and 100% of the amount their wages and salaries were reduced, depending on the level of the Company’s long-term debt as of December 31, 2009 and, in certain circumstances, the amount of the Company’s per share earnings in 2009. The interpretation and implementation of the Claw-back Program is solely within the Board’s discretion.

In addition to the wage and salary reductions, effective February 14, 2009, the Company suspended its matching contributions to participants under the Company’s 401(k) Retirement Plan (the “401(k) Plan”). As of December 31, 2008, approximately 95% of all eligible employees were participating in the 401(k) Plan, including the executive officers named above.

    Each of the named executive officers has entered into an employment agreement in a form substantially identical to the form of agreement executed by all of TETRA’s employees. Each agreement evidences the at-will nature of employment and does not set forth or guarantee the term of employment, salary, or other incentives, all of which are entirely at the discretion of the Board of Directors. Each named executive officer is eligible to participate in TETRA’s incentive programs generally available to its salaried employees, including health, life, disability and other insurance and benefits, 401(k) Plan, Nonqualified Deferred Compensation Plan, and vacation, paid sick leave, and other employee benefits.